STATE OF MICHIGAN
CIRCUIT COURT FOR THE 6TH JUDICIAL CIRCUIT
OAKLAND COUNTY

Margie Elstein, on behalf of herself and all others similarly situated and derivatively on behalf of Taubman Centers, Inc., *Plaintiff*, v. Mayree C. Clark, Michael J. Embler, Janice L. Fields, Michelle J. Goldberg, Nancy Killefer, Cornelia Connelly Buckley Marakovits, Robert S. Taubman, Ronald W. Tysoe, and Myron E. Ullman, III, *Defendants*, and Taubman Centers, Inc., *Nominal Defendant.*	Case No. 2020-185008-CB Honorable: JUDGE JAMES M. ALEXANDER **Jury Trial Demanded** This case has been designated as an eFiling case. To review a copy of the Notice of Mandatory eFiling visit www.oakgov.com/efiling.

There is no other pending or resolved civil action between the Parties arising
Out of the transaction or occurrence alleged in the complaint

/s/ Walter B. Fisher, Jr.
Walter B. Fisher, Jr. (P51337)

This case involves a business or commercial dispute as defined in MCL 600.8031
and meets the statutory requirements to be assigned to the Business Court.

VERIFIED SHAREHOLDER CLASS ACTION AND DERIVATIVE COMPLAINT

Plaintiff, by her attorneys, alleges as and for her verified class action and derivative complaint, upon personal knowledge as to herself and her own acts, and as to all other matters upon information and belief derived from, *inter alia*, a review of documents filed with the

Securities and Exchange Commission ("SEC"), press releases issued by the Defendants, and publicly available news sources as follows:

NATURE OF THE ACTION

1. This lawsuit (the "Action") is a shareholder class action on behalf of Plaintiff Margie Elstein, a shareholder of Taubman Centers, Inc. ("TCO" or the "Company"), and the other public stockholders of TCO, against the board of directors (collectively the "Board" or the "Individual Defendants") of TCO. It is also a derivative action brought by Plaintiff on behalf of Nominal Defendant TCO against the same Defendants.

2. The Action challenges the Defendants' actions in helping the Taubman family take TCO private together with the Simon Property Group, Inc. ("Simon") (the "Going-Private Transaction").[1] In connection with the Going-Private Transaction, TCO's shareholders will be cashed out of their shares of TCO common stock for an inadequate $43.00 per share, ***an 18% decrease*** from the $52.50 per share price they were offered for their shares by Simon in February, 2020 (the "February Deal") for an aggregate loss of almost $800 million.[2]

3. By contrast, TCO Chief Executive Officer ("CEO"), Robert Taubman and members

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[1]TCO's sole asset is an approximate 70% general partnership interest in The Taubman Realty Group Limited Partnership (TRG), which owns direct or indirect interests in all of TCO's real estate properties. The remaining 30% of TRG is owned by the Taubman Family, as defined below.

[2] By contrast, in the recent renegotiation of a going-private transaction involving another REIT, Front Yard Residential Corporation ("Front Yard"), which transaction TCO's own investment banker has admitted is comparable to the present Going-Private Transaction, shareholders are getting a ***30% increase*** for their shares. As the Taubman Family has publicly admitted, they did not consider any other alternatives, and thus did not negotiate the best deal for Plaintiff and other TCO shareholders precisely because of their preference for a transaction with Simon, who gave benefits to the Taubman Family that are not otherwise shared by Plaintiff and other TCO shareholders, as alleged *infra*.

of his family, including his brother TCO's Chief Operating Officer, William S. Taubman ("COO Taubman") (the "Taubman Family") will continue to benefit as a result of the Going-Private Transaction. In this regard, following consummation of the Going-Private Transaction, the Taubman Family will continue to benefit from among other things a 20% interest in the resulting private entity (the "Joint Venture"). Further, the Taubman Family will retain what Defendants have publicly described as "meaningful governance rights," and an impartial observer might describe as "control," because among other things, CEO Taubman and COO Taubman will continue to run the Company and the Taubman Family will appoint three of the six directors of the Joint Venture.

4. The Taubman Family has even publicly admitted that they did not consider any other alternative transaction structure or buyer specifically because no one else would give them the benefits that they are getting from Simon in the Going-Private Transaction as alleged *infra*. The Taubman Family has further admitted that they determined to pursue the Going-Private Transaction at this time specifically so that they can monetize certain of their interests in the Company while benefitting from the Company's long-term prospects.

5. The other members of TCO's Board acceded to the Taubman Family's desire to take the Company private because not only do they have conflicting loyalties to the Taubman Family as a result of, among other things, deeply entrenched relationships with the Taubman Family but they also had and have no or limited "skin in the game." In this regard, of TCO's eight outside directors, only two of them – directors Mayree C. Clark and Michael J. Embler – have purchased TCO common stock with their own money, purchasing 3,000 and 5,000 shares, amounting to 0.004% and 0.008% of TCO outstanding common stock respectively. For the remaining directors, three held no TCO common stock while the remaining three held common

stock solely as a result of the conversion of equity awards they received for serving on TCO's Board.[3]

6. Plaintiff further alleges that Defendants caused TCO to conceal material information from Plaintiff and TCO's other public shareholders in the proxy statement (the "Proxy Statement") that TCO's directors caused the Company to file with the SEC and mail to Plaintiff and the Company's other shareholders in conjunction with soliciting shareholder votes in favor of the Going-Private Transaction (the "Shareholder Vote"). This concealed information includes, among other things, information regarding (i) the conflicts of interest of those promoting the Going-Private Transaction, (ii) the analyses conducted by TCO's investment banker, Lazard Frères & Co. LLC ("Lazard") in determining that the consideration payable to TCO's common stockholders such as Plaintiff pursuant to the Going-Private Transaction is fair (the "Fairness Opinion"), and (iii) the Board's supposed efforts to ensure a "fair process" was conducted in connection with the Going-Private Transaction.

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[3] As legendary investor and Berkshire Hathaway Chairman Warren Buffett noted earlier this year:

> Not long ago, I looked at the proxy material of a large American company and found that eight directors had never purchased a share of the company's stock using their own money. (They, of course, had received grants of stock as a supplement to their generous cash compensation.) This particular company had long been a laggard, but the directors were doing wonderfully.
>
> ***Paid-with-my-own-money ownership, of course, does not create wisdom or ensure business smarts. Nevertheless, I feel better when directors of our portfolio companies have had the experience of purchasing shares with their savings, rather than simply having been the recipients of grants.***

Warren Buffett, Letter to Berkshire Hathaway Shareholders, February 24, 2020. http://www.berkshirehathaway.com/letters/2019ltr.pdf (emphasis added).

JURISDICTION

7. This Court has jurisdiction over this action because the improper conduct related to Defendants' unlawful efforts occurred in and emanated from Michigan. Moreover, this Court has jurisdiction over each of the Defendants because they are present in, domiciled in, transact business within, maintain their principal place of business in, incorporated in, serve as directors of a corporation incorporated and headquartered in, and/or directed their wrongful conduct at, Michigan.

8. This Court has jurisdiction under MCL 600.601 and 605. Venue is proper in this Court pursuant to MCL 600.1621 and 1627 since TCO's principal place of business is located in, and defendant Robert S. Taubman is a resident of, Oakland County, and the Defendants' wrongful acts arose or were principally performed in Oakland County.

9. This action challenges the internal affairs or governance of TCO and hence is not removable to Federal Court under the Class Action Fairness Act of 2005 or the Securities Litigation Uniform Standards Act ("SLUSA"), 15 U.S.C. § 78bb(f).

PARTIES

10. Plaintiff Margie Elstein is the owner of shares of TCO common stock and has continuously owned such shares at all relevant times.

11. Nominal Defendant TCO is a Michigan company headquartered at 200 E. Long Lake Road, Suite 300, Bloomfield Hills, MI 48304-324. TCO is an S&P MidCap 400 Company which operates as a self-administered and self-managed real estate investment trust (REIT). TCO's sole asset is an approximate 70% general partnership interest in The Taubman Realty Group Limited Partnership (TRG), which owns direct or indirect interests in all of TCO's real estate properties. TCO is the sole managing general partner of TRG. TCO owns, manages, leases,

acquires, disposes of, develops, and expands shopping centers and interests therein. As of December 31, 2019, TCO's owned portfolio of operating centers consisted of 24 urban and suburban shopping centers operating in 11 U.S. states, Puerto Rico, South Korea, and China. The Taubman Company LLC (the Manager) provides certain management and administrative services for TCO and for its U.S. properties. TCO's common stock trades on the New York Stock Exchange under the ticker "TCO." This Court has jurisdiction over TCO because it is a Michigan REIT which is headquartered and transacts business within Michigan and because its improper actions alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, Michigan and Oakland County.

12. Defendant Mayree C. Clark ("Ms. Clark") has served as a director of the Company since 2018. The Taubman Family's control of 30% of TCO's voting power and of TCO's management effectively ensures that the Taubman Family controls who can join the Company's Board. As a result, Ms. Clark's service as a TCO director is due to the Taubman Family's support. Upon information and belief, Ms. Clark was tapped to serve on TCO's Board as a result of her longstanding relationship with the Taubman Family. In this regard, Ms. Clark was the investment banker who assisted the Taubman Family in taking TCO public in 1992. Further, Ms. Clark's interests are not aligned with the interests of TCO's public shareholders because she owns a *de minimis* amount of TCO's outstanding common stock, the vast majority of which she did not purchase with her own money but rather which inured to her as a result of her serving as a TCO director. Ms. Clark will receive compensation of $60,000 for serving on the special committee of the TCO Board formed to evaluate the Going-Private Transaction (the "Special Committee"). In connection with consummation of the Going-Private Transaction agreement Ms. Clark will also receive a right to indemnification for all acts or omissions occurring prior to consummation of the

Going-Private Transaction agreement. This Court has jurisdiction over Ms. Clark because she serves as a director of a REIT which is incorporated and headquartered in Michigan and because her improper actions alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, Michigan and Oakland County.

13. Defendant Michael J. Embler ("Mr. Embler") has served as a director of the Company since 2018. The Taubman Family's control of 30% of TCO's voting power and TCO's management effectively ensures that the Taubman Family controls who can join the Company's Board. As a result, Mr. Embler's service as a TCO director is due to the Taubman Family's support. Further, Mr. Embler's interests are not aligned with the interests of TCO's public shareholders because he owns a *de minimis* amount of TCO's outstanding common stock, the vast majority of which inured to him as compensation for serving as a TCO director. Mr. Embler will receive compensation of $60,000.00 for serving on the Special Committee. Mr. Embler is entitled to receive: (i) a cash payment of $450,631.00 for his TCO DSUs[4] and (ii) a right to indemnification for all acts or omissions occurring prior to consummation of the Going-Private Transaction agreement. This Court has jurisdiction over Mr. Embler because he serves as a director of a REIT which is incorporated and headquartered in Michigan and because his improper actions alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, Michigan and Oakland County.

14. Defendant Janice L. Fields ("Ms. Fields") has served as a director of the Company since 2019. The Taubman Family's control of 30% of TCO's voting power and TCO's management effectively ensures that the Taubman Family controls who can join the Company's

[4] "TCO DSU" means a right to receive a share of Taubman common stock that has been deferred pursuant to any Taubman Stock Plan.

Board. As a result, Ms. Fields' service as a TCO director is due to the Taubman Family's support. Further, Ms. Fields' interests are not aligned with the interests of TCO's public shareholders because she does not own any shares of TCO common stock. In connection with consummation of the Going-Private Transaction agreement Mr. Embler is entitled to receive: (i) a cash payment of $527,487.00 for her TCO DSUs and (ii) a right to indemnification for all acts or omissions occurring prior to consummation of the Going-Private Transaction agreement. This Court has jurisdiction over Ms. Fields because she serves as a director of a REIT which is incorporated and headquartered in Michigan and because her improper actions alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, Michigan and Oakland County.

15. Defendant Michelle J. Goldberg ("Ms. Goldberg") has served as a director of the Company since 2019. The Taubman Family's control of 30% of TCO's voting power and TCO's management effectively ensures that the Taubman Family controls who can join the Company's Board. As a result, Ms. Goldberg's service as a TCO director is due to the Taubman Family's support. Further, Ms. Goldberg's interests are not aligned with the interests of TCO's public shareholders because she does not own any shares of TCO common stock. In connection with consummation of the Going-Private Transaction agreement Ms. Goldberg is entitled to receive: (i) a cash payment of $450,944.00 for her TCO DSUs and (ii) a right to indemnification for all acts or omissions occurring prior to consummation of the Going-Private Transaction agreement. This Court has jurisdiction over Ms. Goldberg because she serves as a director of a REIT which is incorporated and headquartered in Michigan and because her improper actions alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, Michigan and Oakland County.

16. Defendant Nancy Killefer ("Ms. Killefer") has served as a director of the Company since 2019. The Taubman Family's control of 30% of TCO's voting power and TCO's management effectively ensures that the Taubman Family controls who can join the Company's Board. As a result, Ms. Killefer's service as a TCO director is due to the Taubman Family's support. Further, Ms. Killefer's interests are not aligned with the interests of TCO's public shareholders because she owns a *de minimis* amount of TCO's outstanding common stock, which amount she did not purchase with her own money but rather which inured to her as compensation for serving as a TCO director. In connection with consummation of the Going-Private Transaction agreement Ms. Killefer is entitled to receive: (i) a cash payment of $207.195.00 for her TCO DSUs and (ii) a right to indemnification for all acts or omissions occurring prior to consummation of the Going-Private Transaction agreement. This Court has jurisdiction over Ms. Killefer because she serves as a director of a REIT which is incorporated and headquartered in Michigan and because her improper actions alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, Michigan and Oakland County.

17. Defendant Cornelia Connelly Buckley Marakovits ("Ms. Marakovits") has served as a director of the Company since 2016. The Taubman Family's control of 30% of TCO's voting power and TCO's management effectively ensures that the Taubman Family controls who can join the Company's Board. As a result, Ms. Marakovits' service as a TCO director is due to the Taubman Family's support. Further, Ms. Marakovits' interests are not aligned with the interests of TCO's public shareholders because she owns a *de minimis* amount of TCO's outstanding common stock, which amount she did not purchase with her own money but rather which inured to her as compensation for serving as a TCO director. Ms. Marakovits will receive compensation of $60,000.00 for serving on the Special Committee. In connection with consummation of the

Going-Private Transaction agreement Ms. Marakovits is entitled to receive: (i) a cash payment of $887,631.00 for her TCO DSUs and (ii) a right to indemnification for all acts or omissions occurring prior to consummation of the Going-Private Transaction agreement. This Court has jurisdiction over Ms. Marakovits because she serves as a director of a REIT which is incorporated and headquartered in Michigan and because her improper actions alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, Michigan and Oakland County.

18. Defendant Robert S. Taubman ("CEO Taubman") has served as a director of the Company since 1992. Mr. Taubman has also served as Chairman of the Board since December 2001 and President and Chief Executive Officer of the Company since 1990. CEO Taubman is a son of TCO's founder, A. Alfred Taubman. Collectively, the Taubman Family controls approximately 30% of TCO's voting power through their ownership of TCO's preferred stock and thus has the ability to determine, and thus control, the members of TCO's Board. The Taubman Family also controls TCO's management as CEO Taubman's brother, COO Taubman, serves as TCO's Chief Operating Officer. Thus, the interests of CEO Taubman's and the Taubman Family are not aligned with the interests of holders of TCO's common stock. As alleged *infra*, CEO Taubman and his family will continue to benefit as a result of the Going-Private Transaction as they will retain 20 percent interest in TCO's underlying assets, with the option to increase that interest, and will continue to exert influence over the private entity as CEO Taubman will continue to lead the private entity. Notably, while it will only retain a 20 percent interest, the Taubman family will also have the right to designate half of the directors of the Board of the private entity. This Court has jurisdiction over CEO Taubman because he is domiciled in and serves as a director of a REIT which is incorporated and headquartered in Michigan, and because his improper actions

alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, Michigan and Oakland County.

19. Defendant Ronald W. Tysoe ("Mr. Tysoe") is a longstanding director of TCO having served as a director of the Company since 2007. Upon information and belief, Mr. Tysoe was tapped to serve on the board of J.C. Penney by TCO Board member Myron E. Ullman, III during his tenure as CEO of that Company. Mr. Tysoe has served as J.C. Penney's Chairman of the Board since 2018. Indeed, upon information and belief, mere weeks before voting in favor of the Going-Private Transaction with Simon at the reduced price, Mr. Tysoe played a pivotal role in negotiating a deal with Simon and another party to save J.C. Penney from bankruptcy.[5] In any event, the Taubman Family's control of 30% of TCO's voting power and TCO's management effectively ensures that the Taubman Family controls who can join the Company's Board. As a result, Mr. Tysoe's service as a TCO director is due to the Taubman Family's support. Further, Mr. Tysoe's interests are not aligned with the interests of TCO's public shareholders because he does not own any shares of TCO's common stock. In connection with consummation of the Going-Private Transaction agreement Mr. Tysoe is entitled to receive: (i) a cash payment of $1,428,081.00 for his TCO DSUs and (ii) a right to indemnification for all acts or omissions occurring prior to consummation of the Going-Private Transaction agreement. This Court has jurisdiction over Mr. Tysoe because he serves as a director of a REIT which is incorporated and headquartered in Michigan and because his improper actions alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, Michigan and Oakland County.

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[5] Notably, Lazard, TCO's investment banker on the Going-Private Transaction, served as J.C. Penney's investment banker in its negotiations with Simon.

20. Defendant Myron E. Ullman, III ("Mr. Ullman") has served as a director of the Company since 2016. Mr. Ullman previously served on the Company's Board from April 2003 to October 2004 and was tapped in 2016 to serve out the remaining term of a director, Lisa Payne, who had departed from the Company.[6] Upon information and belief, Mr. Ullman was added to TCO's Board as a direct result of his loyalty to, and relationship with, the Taubman Family, whose 30% control of TCO's voting power and TCO's management effectively ensure the Taubman Family's control of who can join the Company's Board. As Chairman of the Nominating Committee of TCO's Board, Mr. Ullman has a powerful role as he can effectively determine who gets nominated to the TCO Board. Further, Mr. Ullman interests are not aligned with the interests of TCO's public shareholders because he owns a *de minimis* amount of TCO's outstanding common stock, which he did not purchase with his own money but rather which inured to him as compensation for serving as a TCO director. Mr. Ullman will receive compensation of $60,000.00 for serving on the Special Committee. In connection with consummation of the Going-Private Transaction agreement Mr. Ullman is entitled to receive: (i) a cash payment of $1,139,555.00 for his TCO DSUs and (ii) a right to indemnification for all acts or omissions occurring prior to consummation of the Going-Private Transaction agreement. This Court has jurisdiction over Mr. Ullman because he serves as a director of a REIT which is incorporated and headquartered in Michigan and because his improper actions alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, Michigan and Oakland County.

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[6] In an apparent game of musical chairs, Ms. Payne had just been added to the Board of J.C. Penney where Mr. Ullman previously was a director and CEO and where Mr. Tysoe still served as a director.

CLASS ACTION ALLEGATIONS

21. Plaintiff brings this action as a class action pursuant to MCR 3.501 on behalf of herself and all other shareholders of the Company other than: (a) Defendants, members of the immediate families of the Defendants, their heirs and assigns, and those in privity with them, and (b) Lazard Frères & Co. LLC and its Related Persons (as defined by SEC rules) both of whom are affected differently by the Going Private Transaction and have different interests than other shareholders (the "Class").

22. The members of the Class are so numerous that separate joinder of each member is impracticable. While the exact number of Class members is unknown to Plaintiff, and can be ascertained only through appropriate discovery, Plaintiff believes there are many hundreds, if not thousands, of Class members. As of February 26, 2020, 2020, TCO had more than 61.2 million shares of common stock outstanding held by 345 holders of records (and hundreds, if not thousands, beneficial owners).

23. Plaintiff's claims raise questions of law or fact common to the claims of each member of the Class. The predominant questions of law and fact include, among others, whether:

(a) the Defendants have and are breaching their fiduciary duties to the detriment of TCO shareholders;

(b) Plaintiff and the Class are entitled to an injunction and other equitable relief; and

(c) Plaintiff and the Class have been damaged and the extent to which they have sustained damages, and what is the proper measure of those damages.

24. Plaintiff's claim is typical of the claim of each member of the Class.

25. Plaintiff will fairly and adequately protect the interests of each member of the Class.

Plaintiff is committed to the vigorous prosecution of this action and has retained counsel competent and experienced in this type of litigation.

26. A class action is superior to other available methods of adjudication in promoting the convenient administration of justice because the prosecution of separate actions by or against individual members of the class would create a risk of inconsistent or varying adjudications with respect to individual members of the class would confront the party opposing the class with incompatible standards of conduct. Further, adjudications with respect to individual members of the class would as a practical matter be dispositive of the interests of other members not parties to the adjudications or substantially impair or impede their ability to protect their interests. Given the nature of the claims, final equitable or declaratory relief might be appropriate with respect to the class. The action will be easily manageable as a class action. Further, in view of the complexity of the issues or the expense of litigation the separate claims of individual class members are insufficient in amount to support separate actions. In addition, it is probable that the amount which may be recovered by individual Class members will be large enough in relation to the expense and effort of administering the action to justify a class action. Members of the Class do not have a significant interest in controlling the prosecution or defense of separate actions.

DERIVATIVE ALLEGATIONS

27. Plaintiff also brings this Action as a derivative action on behalf of and for the benefit of TCO pursuant to Michigan law.

28. Plaintiff was a TCO shareholder at the time of the actions and omissions complained of herein.

29. Plaintiff will fairly and adequately represent TCO's interest in enforcing TCO's rights.

30. Plaintiff will continue to be a shareholder of TCO until the time of judgment, unless she is divested of her interest in the Company without her acquiescence.

31. In a letter dated December 7, 2020, Plaintiff Margie Elstein made a demand upon TCO's Board, demanding that the Individual Defendants institute a lawsuit asserting the claims alleged herein on behalf of TCO against the Defendants (the "Demand Letter"). However, because Defendants have indicated that they expect to consummate the shareholder vote on the Going-Private Transaction by as early as December 28, 2020 and because TCO would suffer irreparable harm if the shareholder vote closes without the disclosure deficiencies alleged herein having been addressed, and because the shareholder vote is scheduled to close prior to the expiration of 90 days from the date the demand was made, Plaintiff now files this Action.

SUBSTANTIVE ALLEGATIONS

A. The Taubman Family Controls TCO

32. TCO was founded by A. Alfred Taubman, the father of CEO Taubman, in 1950, was incorporated in Michigan 1973 and was taken public by the Taubman Family in 1992 with the help of Defendant Mayree C. Clark.

33. TCO is structured as an umbrella partnership real estate investment trust, referred to as an UPREIT. Under the UPREIT structure, TCO, which is a publicly-traded REIT, is the sole managing general partner of TRG. TCO's sole asset is its ownership of partnership interests in TRG, which constitute an approximate 70% economic interest in TRG as of December 31, 2019. The remaining approximate 30% of TRG Units is principally owned by CEO Taubman, his brother COO Taubman, his sister Gayle Taubman Kalisman, and their family members and trusts affiliated with them, including the A. Alfred Taubman Restated Revocable Trust (Taubman Family). TRG

owns direct or indirect interests in TCO's real estate properties and in the companies that provide management services to TCO and TCO's real estate properties.

34. The Taubman Family controls TCO. In this regard, the Defendants have publicly admitted that as a result of their ownership of TCO voting stock, members of the Taubman Family exercises significant influence with respect to the election of the Company's Board of Directors and the outcome of matters submitted to TCO shareholders for approval.

B. <u>The Taubman Family Acted in Its Own Self-interest in Determining to Sell the Company at the Expense of Plaintiff and the Other Public Shareholders</u>

35. On November 15, 2020, TCO and Simon announced that they had entered into the Going-Private Transaction. In connection therewith, Simon will acquire TCO as well as a 10% interest in TRG for $43.00 in cash. Following consummation of the Going-Private Transaction, Simon will have an 80% interest in the resulting Joint Venture while the Taubman Family will own the remaining 20%. TCO and Simon also announced that, notwithstanding that TCO is a Michigan REIT and that this Court had extensive familiarity with the Going-Private agreement, having Presided over litigation between TCO and Simon that was scheduled to begin trial on November 16, 2020, they had agreed that the forum for any further litigation between TCO and Simon arising from the Going-Private Transaction agreement would be the Delaware Court of Chancery. They did this notwithstanding both this Court's extensive experience with the matter and that TCO has absolutely no nexus to Delaware.

36. The $43.00 per share price is an 18% discount from the $52.50 per share which Simon had originally agreed to pay for TCO in February 2020 (the "February Deal"), or an aggregate discount of around $800 million. It is also at an implied discount of about 19.2% to the highest trading price for the shares of Taubman common stock of $53.25 over the 52-week period

ended November 13, 2020.[7] Indeed, as recently as February 2020, the financial analyses conducted by TCO's own investment banker implied a value for TCO of over $67 per share.

37. The process leading to the Going-Private Transaction was an inadequate one driven by CEO Taubman and the rest of the Taubman Family. In this regard, the interests of CEO Taubman, COO Taubman and the rest of the Taubman Family are not aligned with the interests of TCO public shareholders as the members of the Taubman Family are receiving benefits not shared by Plaintiff and the other TCO shareholders. Indeed, the Going-Private Transaction enables the Taubman Family to monetize certain of their interests in the Company while also retaining control of it. For example, the Taubman Family will retain a 20% ownership interest in the Joint Venture and will thus continue to be able to receive cash distributions[8] and otherwise benefitting from the future success of the Company. Moreover, they will continue to control the Company as CEO Taubman will continue to run the Company and the Taubman Family will select half of members of the board of the private Company.

38. Indeed, the Taubman Family admittedly had a preference for a transaction with Simon precisely because they would receive benefits which no other buyer was willing to give to

[7] By contrast, in the recent renegotiation of a going-private transaction involving another REIT, Front Yard Residential Corporation ("Front Yard"), which transaction TCO's own investment banker has admitted is comparable to the present Going-Private Transaction, shareholders are getting a ***30% increase*** for their shares. As the Taubman Family has publicly admitted, they did not consider any other alternatives, and thus did not negotiate the best deal for Plaintiff and other TCO shareholders precisely because of their preference for a transaction with Simon, who gave benefits to the Taubman Family that are not otherwise shared by Plaintiff and other TCO shareholders, as alleged *infra*.

[8] The Joint Venture will be required to distribute to its members, on a monthly basis, in addition to certain other minimum requirements, the greater of (i) 95% of the portion of the Joint Venture's REIT taxable income attributable (directly or indirectly) to the surviving entity, grossed up for all the members of the Joint Venture and (ii) certain minimum distribution levels agreed to by the surviving entity and the Taubman family.

them. In this regard, the Defendants publicly admit in the Proxy Statement as follows with regard to the Taubman Family's preference for a deal with Simon:

> ***The Taubman filing persons did not consider any other alternative transaction structure*** based on their determination that no other alternatives available would (i) provide the Taubman operating partnership both with the perspective of an experienced sector participant that would bring resources to the Taubman operating partnership with a party willing to pay a fair price for an investment in an entity in which the ***Taubman family members maintained meaningful governance rights and R. Taubman and W. Taubman remained executive officers***, ***(ii) not result in the cessation of the Taubman operating partnership's existence as an autonomous entity,*** (iii) provide Taubman shareholders the opportunity to realize value at a significant premium to the trading price of the Taubman common stock, ***(iv) provide the Taubman family members with an opportunity to realize immediate value for their shares of Taubman common stock and for approximately one-third of their Taubman OP units, and (v) provide the Taubman family members with access to future liquidity pursuant to the terms of the JV agreement.***

39. In connection with the above, the Taubman Family will have the right to appoint three of the six directors of the Joint Venture and the operations of the Joint Venture and its subsidiaries will be managed by CEO Taubman (or if CEO Taubman ceases to be Chief Executive Officer and President, his brother COO Taubman, or another appointee of the Taubman Family).[9]

40. Similarly, through the Going-Private Transaction the Taubman Family members are freeing themselves from the significant burdens and obligations that come with running a public company.

41. Not only are the members of the Taubman Family receiving the above benefits not otherwise shares by TCO's other public shareholders, but they have also failed to achieve the highest value in the sale of the Company for TCO's public shareholders such as Plaintiff.

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[9] Since the Joint Venture will not be a public entity, CEO Taubman and W. Taubman will also no longer need to worry about say-on-pay advisory votes under SEC rules with regard to their compensation agreements.

42. In this regard, while the Taubman Family initially agreed to sell the Company to Simon for $52.50 per share, when Simon balked at paying that price and instead offered to pay $43 per share for TCO, the Taubman Family did not push back.

43. Defendants' agreement to the diminution in the price per share for TCO is particularly puzzling given that in the weeks leading up to their agreement to the reduced price TCO's economic prospects were on the rise. In this regard, mere days before the announcement of the price reduction CEO Taubman stated as follows with regard to the Company's prospects:

> Operations across our portfolio are steadily improving, despite the continuing impact of the pandemic . . . All of our properties are open and operating and nearly 94 percent of our U.S. tenants have reopened. Since May, traffic, sales and collections have consistently improved.
>
> *   *   *   *   *
>
> On October 7, the company opened Starfield Anseong (Gyeonggi Province, South Korea) to tremendous enthusiasm from the local community. The one million square foot, modern shopping, entertainment and dining destination, featuring 280 tenants, opened over 90 percent occupied and nearly 100 percent leased. We expect to have 99 percent occupancy by year-end.

44. In addition, the Defendants failed to conduct an effective market check to determine if any potential counterparties would be interested in making an acquisition proposal with respect to Taubman. The go-shop process, agreed to in the February Deal and conducted from February 10, 2020 to March 25, 2020, took place right as COVID-19 was becoming a worldwide tragedy, spreading fear and wreaking havoc on business and all aspects of ordinary life in the United States and abroad.[10] In fact, by the end of the go-shop process, Taubman had already announced the temporary closure of all but two of its

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[10] The World Health Organization designated the COVID-19 outbreak as a global pandemic on March 11, 2020 and it was declared a national emergency by the President of the United States on March 13, 2020.

U.S. shopping centers. It is no surprise then that the go-shop process did not generate any interest in Taubman. Notwithstanding that the go-shop took place amid a global pandemic with rampant business closures, Defendants neglected to negotiate a second go-shop process in connection with the Going-Private Transaction agreement.

45. The other members of TCO's Board acceded to the Taubman Family's desire to take the Company private because not only do they have conflicting loyalties to the Taubman Family as a result of deeply entrenched relationships with the Taubman Family, among other things, they also had and have no skin in the game. In this regard, of TCO's eight outside directors, only two of them – directors Mayree C. Clark and Michael J. Embler – had purchased TCO common stock with their own money, purchasing 3,000 and 5,000 shares, amounting to 0.004% and 0.008% of TCO outstanding common stock respectively. For the remaining directors, three held no TCO common stock while the remaining three held common stock solely as a result of the conversion of equity awards they received for serving on TCO's Board.

C. <u>The Materially Misleading and/or Incomplete Proxy Statement</u>

46. In addition, the Individual Defendants are breaching their fiduciary duty of full disclosure in connection with the Going-Private Transaction. In this regard, on or about December 4, 2020, the Individual Defendants caused TCO to file the Proxy Statement with the SEC, and mail the same to TCO's public shareholders, in connection with recommending that shareholders vote in favor of the Going-Private Transaction. However, the Proxy Statement is deficient in that it misrepresents and/or omits, *inter alia*, material information as alleged below:

(i) According to the Proxy Statement, in November 2020, the agreement between TCO and Simon was amended to, among other things, (a) reduce the common stock consideration to $43.00 from $52.50 in cash, (b) increase the consideration that a minority partner of the Taubman operating partnership may receive into the right

to receive, for each Taubman OP unit held, at the election of such minority partner, the common stock merger consideration or 0.5703 new Simon OP units instead of an election between the common stock merger consideration or 0.3814 new Simon OP units, and (c) change the governing law of the merger agreement from the laws of the State of Michigan to the laws of the State of Delaware (except to the extent that the corporate laws of the State of Michigan are mandatorily applicable) and change the exclusive forum for disputes related to the merger agreement to the Delaware Court of Chancery. The Proxy Statement is deficient because it fails to disclose (a) the rationale for increasing the exchange ratio payable to minority partners of the Taubman operating partnership, especially given the decrease in the consideration payable for the common stock, (b) the details of the discussions through which the $43 per share price reduction was reached, (c) the rationale for changing the governing law of the agreement from Michigan to Delaware (especially in lights of the fact that TCO is a Michigan corporation headquartered in Michigan and has no connection to Delaware).

The above information is material to Plaintiff and TCO's other public shareholders in order to assess the weight to give to the Board's recommendation to vote in favor of the Going-Private Transaction.

(ii) According to the Proxy Statement, during the Taubman Period (as defined in the Proxy Statement), the Taubman Family (through its designee) shall have the right to appoint three directors to the board of the surviving company following the Going-Private Transaction. The Proxy Statement is deficient because it fails to disclose the identities of the three directors chosen by the Taubman Family.

Information regarding the potential conflicts of interest of TCO's directors is material to Plaintiff and TCO's other public shareholders in order to assess the weight to give to the Board's recommendation to vote in favor of the Going-Private Transaction.

(iii) According to the Proxy Statement, in the ordinary course, Lazard and its affiliates and employees may trade securities of Taubman, Simon and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Taubman, Simon and certain of their respective affiliates. The Proxy Statement is misleading because it is ambiguous with regard to whether Lazard holds investments in Simon and certain of its affiliates when in fact Lazard has over $22 million invested in Simon (as of September 30, 2020).

Information regarding the conflicts of interest of Taubman's investment banker is material so that Plaintiff can determine what weight to give to Lazard's Fairness Opinion. This is particularly so here where Lazard divested its holdings in TCO during the time it was advising it on the Going-Private Transaction while retaining a $22 million interest in Simon

(iv) According to the Proxy Statement, in connection with the potential engagement of Lazard, Lazard provided to the Special Committee information regarding its relationships with the Taubman family members, TCO and Simon. Also, according to the Proxy Statement, the Special Committee selected Lazard in light of its lack of "material" relationship to the Taubman Family members, TCO and Simon. The Proxy Statement also states that Lazard has not received any other fees for providing advisory services to Simon or Taubman or their known affiliates during the last two years. The Proxy Statement is deficient because it does not disclose (a) the substance of the information that Lazard provided regarding its relationship with members of the Taubman Family and Simon, including the nature of the work Lazard has provided to them within the past two years even if it did not lead to compensation, (b) the nature of any work that Lazard was performing for Taubman Family members and Simon at the time it was advising TCO on the Going-Private Transaction, and (c) information regarding the extent to which Lazard was pitching Simon and the Taubman Family members for work during the past two years.

Information regarding the conflicts of interest of Taubman's investment banker is material so that Plaintiff can determine what weight to give to Lazard's Fairness Opinion. This is particularly so here where (a) defendants have admitted that Lazard has a relationship with Taubman Family members and Simon but do not provide details so that Plaintiff can determine for herself what weight to give to such relationships and (b) the judgment of the Special Committee is compromised in light of their longstanding relationship with, control by, and divided loyalties to, the Taubman Family.

(v) The Proxy Statement is deficient because it fails to disclose the same line items for the November 2020 Projections that it disclosed for the January 2020 Projections. Specifically, the Proxy Statement fails to disclose the following for the November 2020 Projections: (a) NOI, (b) Funds Available for Distribution, and (c) Funds Available for Distribution per Diluted Share. To the extent that those line items were not disclosed as part of the November 2020 Projections, the Proxy Statement must disclose the rationale for not including each line item as part of the November 2020 Projections.

Courts have found that the real informative value of a banker's work is not in its bottom-line conclusion, but in the valuation analyses that buttresses that result. Thus, the information upon which TCO's financial advisor relied in formulating its fairness opinion that the consideration TCO's public shareholders are receiving pursuant to the Going-Private Transaction, must be disclosed so that Plaintiff and TCO's other public shareholders can determine how much weight to give to the Fairness Opinion and whether to vote in favor of the Going-Private Transaction.

(vi) According to the Proxy Statement, the January 2020 Projections and the November 2020 Projections included the following definitions, calculations, and inputs in the chart below, among others. The Proxy Statement is deficient because it fails to disclose (a) the rationale for the differences in these definitions, calculations, and inputs, (b) what the November 2020 Projections would look like if the definitions, calculations, and inputs from the January 2020 Projections had been used instead and (c) the impact on each analyses underlying Lazard's Fairness Opinion if the January 2020 definitions, calculations, and inputs had been used for the November 2020 Projections.

January 2020 Projections	**November 2020 Projections**
No similar footnote included.	For the November 2020 Projections, 2021 was the only year for which Adjusted FFO and Adjusted FFO Per Diluted Share were prepared. Interest Expense is only relevant for calculation of Adjusted FFO and Adjusted FFO Per Diluted Share and so is only displayed for 2021.
No similar footnote included.	Beneficial interest in EBITDA: Reflects general and administrative expense growth at 3% consistent with Taubman management assumptions.
Adjusted FFO Per Diluted Share is calculated as Adjusted FFO divided by the projected number of weighted average shares outstanding, as adjusted for the dilutive impact of share-based compensation ((i) 88,778,702 shares outstanding as of 2020, (ii) 88,851,190 shares outstanding as of 2021, (iii) 89,058,463 shares outstanding as of 2022, (iv) 89,284,430 shares outstanding as of 2023 and (v) 89,502,217 shares outstanding as of 2024).	Adjusted FFO Per Diluted Share is calculated as Adjusted FFO divided by the projected number of weighted average shares outstanding, as adjusted for the dilutive impact of share-based compensation, 88,843,058 shares outstanding as of 2021.
Unlevered Free Cash Flow is defined as Beneficial interest in cash EBITDA ***plus assumed collection of deferred rent, plus net proceeds from repatriation of cash, less taxes, less capital expenditures.***	Unlevered Free Cash Flow is defined as beneficial interest in EBITDA, ***plus straight-line rent adjustments, plus straight-line of ground leases, plus share-based compensation, plus net proceeds from dispositions, less taxes, less capital expenditures.***

Courts have found that the real informative value of a banker's work is not in its bottom-line conclusion, but in the valuation analyses that buttresses that result. Thus, the information upon which TCO's financial advisor relied in formulating its fairness opinion that the consideration TCO's public shareholders are receiving pursuant to the Going-Private Transaction, must be disclosed so that Plaintiff and

TCO's other public shareholders can determine how much weight to give to the Fairness Opinion and whether to vote in favor of the Going-Private Transaction.

(vii) According to the Proxy Statement, for Lazard's Comparable Companies Public Trading Analysis, for each of the select comparable companies, Lazard calculated the ratio of such company's closing trading price, as of (i) for reference only, November 12, 2020 (the last trading day before the presentation of Lazard dated November 13, 2020) and (ii) January 31, 2020 (the last trading day prior to market rumors emerging that Simon was engaging in discussions to acquire Taubman) to each company's estimated funds from operations, or "FFO," for the next 12-month period, or the "2020 FFO." The 2020 FFO estimates for the select comparable companies used by Lazard in its analysis were based on Wall Street equity research estimates. Lazard also calculated the same ratio on an average basis as observed over the historical one-year, three-year and, for reference only, five-year basis. The Proxy Statement is deficient because it fails to identify the sources of the Wall Street equity research estimates on which the 2020 FFO estimates for the select comparable companies used by Lazard in its analysis were based.

Courts have found that the real informative value of a banker's work is not in its bottom-line conclusion, but in the valuation analyses that buttresses that result. Thus, the information upon which TCO's financial advisor relied in formulating its fairness opinion that the consideration TCO's public shareholders are receiving pursuant to the Going-Private Transaction, must be disclosed so that Plaintiff and TCO's other public shareholders can determine how much weight to give to the Fairness Opinion and whether to vote in favor of the Going-Private Transaction.

(viii) According to the Proxy Statement, on February 10, 2020, in connection with the go-shop period, representatives of Lazard began contacting potential counterparties to actively solicit their interest in making an acquisition proposal with respect to Taubman. During the go-shop period, Lazard contacted 18 potential counterparties, consisting of 4 strategic parties and 14 financial sponsor parties. None of these parties entered into a confidentiality agreement with Taubman or received. non-public due diligence information about Taubman. In addition, none of these parties made an acquisition proposal with respect to Taubman. The go-shop period expired on March 25, 2020. The Proxy Statement is deficient because it fails to disclose (a) the criteria used to select these parties and (b) the substance of the Special Committee's discussions regarding the go-shop period, particularly with respect to the effect of the rising COVID-19 pandemic on potential counterparty participation.

The above information is material to Plaintiff and TCO's other public shareholders in order to assess the weight to give to the Board and Special Committee's recommendation to vote in favor of the Going-Private Transaction.

(ix) According to the Proxy Statement, on November 3, 2019, the Taubman Board held a meeting to discuss the potential transaction with Simon. At the meeting, among other things, the Taubman Board formed the Special Committee, with Mayree C.

Clark, Michael J. Embler, Cia Buckley Marakovits and Myron Ullman III as its members, and appointed Mr. Ullman as its chairman. The Proxy Statement is deficient because it fails to disclose the criteria used (a) to select these directors for the Special Committee and (b) to appoint Mr. Ullman as its chairman.

The above information is material to Plaintiff and TCO's other public shareholders in order to assess the weight to give to the Special Committee's recommendation to vote in favor of the Going-Private Transaction.

COUNT ONE

CLASS CLAIM FOR BREACHES OF THE FIDUCIARY DUTIES OF GOOD FAITH, LOYALTY, FAIR DEALING, AND DUE CARE

(Against All Defendants)

47. Plaintiff repeats and realleges all previous allegations as if set forth in full herein.

48. By reason of the foregoing, the Individual Defendants have breached their fiduciary duties of, *inter alia*, good faith, loyalty, fair dealing, and due care to Plaintiff and Class members under Michigan law and/or aided and abetted in the breach of those fiduciary duties.

49. As a result of these breaches of fiduciary duties, Plaintiff and the Class have been and will be damaged and will suffer irreparable harm if an injunction is not granted.

COUNT TWO

CLASS CLAIM FOR FAILURE TO DISCLOSE

(Against All Defendants)

50. Plaintiff repeats and realleges all previous allegations as if set forth in full herein.

51. Under applicable Michigan law, the Defendants have a fiduciary duty to disclose all material facts in the Proxy Statement in order to allow TCO's shareholders to make an informed decision as to whether to vote in favor of the Going-Private Transaction. As alleged in detail above, the Defendants have breached their fiduciary duties through materially inadequate disclosures and material omissions.

52. As a result of these failures to disclose, Plaintiff and the Class have been and will be damaged and will suffer irreparable harm if an injunction is not granted.

COUNT THREE

DERIVATIVE CLAIM FOR BREACH OF FIDUCIARY DUTIES OF LOYALTY, DUE CARE, GOOD FAITH AND FAIR DEALING

(Against All Defendants)

53. Plaintiff repeats and realleges all previous allegations as if set forth in full herein.

54. Under applicable Michigan law, the Defendants have fiduciary duties of loyalty, due care, good faith and fair dealing to TCO.

55. By reason of the foregoing, each of the Defendants has breached his or her fiduciary duties to TCO.

56. As a result of the foregoing, TCO has been and will be damaged and will suffer irreparable harm if an injunction is not granted.

COUNT FOUR

DERIVATIVE CLAIM FOR FAILURE TO DISCLOSE

(Against All Defendants)

57. Plaintiff repeats and realleges all previous allegations as if set forth in full herein.

58. Under applicable Michigan law, Defendants have a fiduciary obligation to cause TCO to completely disclose all material facts in the Proxy Statement so that Plaintiff and TCO's other public shareholders can make an informed decision whether to vote their shares in favor of the Going-Private Transaction. As alleged in detail above, the Defendants have breached their fiduciary duty by causing TCO to make materially inadequate disclosures and material omissions in the Proxy Statement.

59. As a result of these failures to disclose, TCO has been and will be damaged and will suffer irreparable harm if an injunction is not granted.

WHEREFORE, Plaintiff demands judgment as follows:

1. determining that this action is a proper class action and that Plaintiff is a proper class representative;

2. determining that this action is a proper derivative action and that Plaintiff is a proper derivative representative;

3. declaring that Defendants have breached their duties of good faith, loyalty, fair dealing, due care, and disclosure to Plaintiff and the Class in violation of Michigan law;

4. declaring that Defendants have breached their duties of loyalty, due care, good faith, fair dealing, and disclosure to TCO in violation of Michigan law;

5. enjoining the Going-Private Transaction agreement and, if the Going-Private Transaction agreement is consummated, rescinding it;

6. awarding Plaintiff and the Class compensatory damages and/or rescissory damages as allowed by law;

7. awarding Plaintiff and the Class punitive damages as allowed by law;

8. awarding interest, attorney's fees, expert fees and other costs in an amount to be determined; and

9. granting such other relief as the Court may find just and proper.

Dated: December 7, 2020

FILDEW HINKS, PLLC
Counsel for Plaintiff

By: /s/ Walter B. Fisher, Jr.
Walter B. Fisher, Jr. (P51337)
26622 Woodward Avenue
Suite 225
Royal Oak, MI 48067
Telephone: (313) 961-9700
Facsimile: (245) 545-1839
Email: wfisher@fildewhinks.com

THE BRUALDI LAW FIRM
Richard B. Brualdi
John F. Keating, Jr.
Gaitri Boodhoo
David Titus
29 Broadway, 24th Floor
New York, NY 10006
Telephone: (212) 952-0602
Of Counsel